Exhibit 10.7

SAFEGUARD SCIENTIFICS, INC.

COMPENSATION SUMMARY - NON-EMPLOYEE DIRECTORS

Each of our non-employee directors is compensated for his or her service as a director through payments as shown in the table below:

Annual Board Retainers (for a full year of Board service):
Chairman of the Board	$110,000
Other Directors	$50,000

Additional Annual Chairperson Retainers (for a full year of committee service):
Audit Committee	$15,000
Compensation Committee	$10,000
Nominating & Corporate Governance Committee	$10,000

The foregoing amounts are paid in the form of our common stock based upon the average closing price of a share of our common stock on the New York Stock Exchange composite tape for the 20 consecutive trading days immediately preceding the grant date.

Directors’ fees are paid quarterly, in arrears, and retainers are prorated based on actual days of service relative to a full year of Board service or the service period during which the fees were in effect. We also reimburse our directors for expenses they incur to attend our Board and committee meetings and for attendance at one director continuing education program during each calendar year or the reasonable cost of one year’s membership in an organization that is focused on director education.

Each non-employee director also receives an annual service grant of shares of restricted stock having a value of $75,000, based upon the average closing price of a share of our common stock on the New York Stock Exchange composite tape for the 20 consecutive trading days immediately preceding the grant date. The shares of restricted stock are fully vested at grant for those directors who have reached age 65 and otherwise shall vest 100% on the earlier of the first anniversary of the grant date or the director’s attainment of age 65.